Exhibit 3.2
AMENDMENTS
TO THE BY-LAWS OF
CHINA REDSTONE GROUP, INC.
     The By-laws of China Redstone Group, Inc. are amended by restating Article VI of the By-laws in its entirety as follows:
“ARTICLE VI: STOCK
SECTION 1. Certificates Representing Shares.
     Shares of the capital stock of the Corporation may be either certificated or uncertificated or a combination thereof, as provided under the General Corporation Law of the State of Delaware.
     (a) Certificates for Shares. All certificates representing shares of the capital stock of the Corporation shall be in such form not inconsistent with the Certificate of Incorporation, these By-Laws or the laws of the State of Delaware. Such shares shall be approved by the Board of Directors, and shall be signed by the President or a Vice-President and by the Secretary or the Treasurer and shall bear the seal of the Corporation and shall not be valid unless so signed and sealed. Certificates countersigned by a duly appointed transfer agent and/or registered by a duly appointed registrar shall be deemed to be so signed and sealed whether the signatures be manual or facsimile signatures and whether the seal be a facsimile seal or any other form of seal. All certificates shall be consecutively numbered and the name of the person owning the shares represented thereby, his residence, with the number of such shares and the date of issue, shall be entered on the Corporation’s books. All certificates surrendered shall be cancelled and no new certificates issued until the former certificates for the same number of shares shall have been surrendered and cancelled, except as provided herein.
     (b) Uncertificated Shares. Shares of stock of the Corporation may be evidenced by registration in the owner’s name in uncertificated form on the books of the Corporation. To the extent required by applicable law, within a reasonable time after the issuance or transfer of uncertificated shares of stock, the Corporation shall send or cause to be sent to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class or series of stock, or a statement that the Corporation will furnish without charge to each registered owner thereof who so requests, the powers, designations, preferences and relative rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by applicable law, the rights and obligations of the owners of uncertificated shares of stock and the rights and obligations of the owners of certificated shares of stock of the same class and series shall be identical.
     (c) Stock Records. A record shall be kept of the respective names of the persons, firms or corporations owning shares of the Corporation’s stock, whether certificated or uncertificated, the number and class or series of shares owned thereby, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation.
SECTION 2. Fractional Share Interests.
     The Corporation, may, but shall not be required to, issue certificates or uncertificated shares for fractions of a share. If the Corporation does not issue fractions of a share, it shall: (1) arrange for the disposition of fractional interests by those entitled thereto; (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; or (3) issue scrip or warrants in registered or bearer from which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate or uncertificated shares for a fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any distribution of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates or uncertificated shares representing full shares before a specified date, or subject of the condition that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

SECTION 3. Addresses of Shareholders.
     Every shareholder shall furnish the Corporation with an address to which notices of meetings and other notices may be served upon or mailed to him, and in default thereof, notices may be addressed to him at his last known mailing address.
SECTION 4. Stolen, Lost or Destroyed Certificates.
     The Board of Directors may in its sole discretion direct that a new certificate, certificates of stock or uncertificated shares of stock be issued in place of any certificate or certificates of stock theretofore issued by the Corporation, alleged to have been stolen, lost or destroyed, and the Board of Directors when authorizing the issuance of such new certificate, certificates or uncertificated shares of stock, may in its discretion, and as a condition precedent thereto, require the owner of such stolen, lost or destroyed certificate or certificates or his legal representatives to give to the Corporation and to such registrar or registrars and/or transfer agent or transfer agents as may be authorized or required to countersign such new certificate or certificates, a bond in such sum as the Corporation may direct not exceeding double the value of the stock represented by the certificate alleged to have been stolen, lost or destroyed, as indemnity against any claim that may be made against them or any of them for or in respect of the shares of stock represented by the certificate alleged to have been stolen, lost or destroyed.
SECTION 5. Transfers of Shares.
     Upon compliance with all provisions restricting the transferability of shares, if any, transfers of stock shall be made only upon the books of the Corporation by the holder in person or by his attorney thereunto authorized by power of attorney duly filed with the Secretary of the Corporation or with a transfer agent or registrar, if any, upon the surrender and cancellation of the certificate or certificates for such shares properly endorsed and the payment of all taxes due thereon; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such holder’s attorney lawfully constituted in writing, and upon payment of all necessary taxes thereon and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the executive officers of the Corporation shall determine to waive such requirement. The Board of Directors may appoint one or more suitable banks and/or trust companies as transfer agents and/or registrars of transfers, for facilitating transfers of any class of series of stock of the Corporation by the holders thereof under such regulations as the Board of Directors may from time to time prescribe. Upon such appointment being made, all shares of stock of such class or series thereafter issued in certificated form shall be countersigned by one of such transfer agents and/or one of such registrars of transfers, and shall not be valid unless so countersigned.”